EXHIBIT 107

Calculation of Filing Fee Table
FORM S-4
(Form Type)

STEEL NEWCO INC.
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $1.00 per share	457(c), 457(f)(1)	154,889,100(1)	N/A	$14,421,880,000(2)	$0.0001531	$2,207,989.83
	Equity	Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value	457(c), 457(f)(1)	8,000,000(3)	N/A	$200,000,000(4)	$0.0001531	$30,620.00
	Equity	Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, no par value	457(c), 457(f)(1)	14,000,000(5)	N/A	$350,000,000(6)	$0.0001531	$53,585.00
	Equity	6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series C, no par value	457(c), 457(f)(1)	225,000(7)	N/A	$225,000,000(8)	$0.0001531	$34,447.50
	Equity	Depositary Shares, each representing a 1/40th interest in a share of 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series C	457(o)	—(9)	N/A	$0.00(9)	$0.0001531(9)	$0.00(9)
Fees Previously Paid	—	—	—	—	—	—	—	—
	Total Offering Amounts					$15,196,880,000		$2,326,642.33
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,326,642.33

(1)
The number of shares of common stock, par value $1.00 per share, of Steel Newco Inc. (“Newco” and such shares, the “Newco common stock”) being registered is based on an estimate of (i) the maximum number of shares of common stock, par value $1.00 per share, of Pinnacle Financial Partners, Inc. (“Pinnacle” and such shares, the “Pinnacle common stock”) outstanding as of August 21, 2025 or issuable or expected to be converted or exchanged in connection with the simultaneous mergers of Pinnacle and Synovus Financial Corp. (“Synovus”) with and into Newco (collectively, the “merger”), collectively equal to 80,000,000, multiplied by the exchange ratio of 1.0000 share of Newco common stock for each share of Pinnacle common stock, and (ii) the maximum number of shares of common stock, par value $1.00 per share, of Synouvs (“Synovus common stock”) outstanding as of August 21, 2025 or issuable or expected to be converted or exchanged in connection with the merger, collectively equal to 143,000,000, multiplied by the exchange ratio of 0.5237 shares of Newco common stock for each share of Synovus common stock.

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated in accordance with Rules 457(c) and Rule 457(f)(1) promulgated thereunder. The maximum aggregate offering price ($14,421,880,000) is the sum of (i) (x) the average of the high and the low sale prices of the Pinnacle common stock as reported on the Nasdaq Stock Market on August 21, 2025 ($92.40 per share), multiplied by (y) the estimated maximum number of shares of Pinnacle common stock that may be exchanged or converted in the merger for the securities being registered (80,000,000) and (ii) (x) the average of the high and the low sale prices of the Synovus common stock as reported on the New York Stock Exchange on August 21, 2025 ($49.16 per share), multiplied by (y) the estimated maximum number of shares of Synovus common stock that may be exchanged or converted in the merger for the securities being registered (143,000,000).

(3)
Represents the estimated maximum number of shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value, of Newco (“Newco series A preferred stock”) estimated to be issuable to holders of record of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, no par value, of Synovus (“Synovus series D preferred stock”), in the merger. This number is based on the number of shares of Synovus series D preferred stock outstanding as of August 21, 2025, and the conversion of each such share into a share of Newco series A preferred stock, pursuant to the merger agreement.

(4)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act. The aggregate offering price ($200,000,000) is (x) the book value per share of Synovus series D preferred stock as of August 21, 2025 ($25) multiplied by (y) the maximum number of shares of Synovus series D preferred stock to be converted in the merger (8,000,000).

(5)
Represents the estimated maximum number of shares of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B, no par value, of Newco (“Newco series B preferred stock”) estimated to be issuable to holders of record of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E, no par value, of Synovus (“Synovus series E preferred stock”), in the merger. This number is based on the number of shares of Synovus series E preferred stock outstanding as of August 21, 2025, and the conversion of each such share into a share of Newco series B preferred stock, pursuant to the merger agreement.

(6)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act. The aggregate offering price ($350,000,000) is (x) the book value per share of Synovus series E preferred stock as of August 21, 2025 ($25) multiplied by (y) the maximum number of shares of Synovus series E preferred stock expected to be converted in the merger (14,000,000).

(7)
Represents the estimated maximum number of shares of 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock no par value, of Newco (“Newco series C preferred stock”) estimated to be issuable to holders of record of 6.75% Fixed-Rate Non-Cumulative Perpetual Preferred Stock, Series B, no par value, of Pinnacle (“Pinnacle series B preferred stock”), in the merger. This number is based on the number of shares of Pinnacle series B preferred stock outstanding as of August 21, 2025, and the conversion of each such share into a share of Newco series C preferred stock, pursuant to the merger agreement.

(8)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) under the Securities Act. The aggregate offering price ($225,000,000) is (x) the book value per share of Pinnacle series B preferred stock as of August 21, 2025 ($1,000) multiplied by (y) the maximum number of shares of Pinnacle series B preferred stock expected to be converted in the merger (225,000).

(9)	No separate registration fee is payable in respect of the depositary shares each representing a 1/40th interest in a share of Newco series C preferred stock.